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                                                                 EXHIBIT 2(g)(2)
                       ADMINISTRATIVE SERVICES AGREEMENT
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          AGREEMENT dated as of January 1, 1989, by and between BLUE CHIP VALUE
FUND, INC., a Maryland corporation (the "Fund"), and AMERICAN DATA SERVICES, INC., a New York corporation (the "Administrator").

                                  Background
                                  ----------

          1. The Fund is a diversified closed-end management investment company registered with the United States Securities and Exchange Commission.

          2. The Administrator performs certain services appropriate to the operation of the Fund pursuant to an Amended and Restated Administrative Services Agreement dated as of September 1, 1988.

          3. The Fund and the Administrator desire to enter into a new Administrative Services Agreement in order to increase the fees payable by the Fund to the Administrator.


                                     Terms
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          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

          1.  Duties of the Administrator.  The Administrator will perform the
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following services for the Fund:

              (a) journalize the Fund's investment, capital share and income and expense activities;

              (b) maintain individual ledgers for investment securities;

              (c) maintain historical tax lots for each security;

              (d) calculate the Fund's net asset value and communicate such value to the Fund and to such publications as the Fund shall designate from time to time;

              (e) determine the Fund's net investment income and amount of quarterly dividends, to be reviewed by the Fund's independent public accountants;

              (f) calculate capital gains and losses and the amount per share available for distribution on an annualized
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basis, to be reviewed by the Fund's independent public accountants;

              (g) prepare quarterly broker security transaction summaries and monthly security transaction listings with respect to the Fund;

              (h) supply various Fund statistical data as reasonably requested;

              (i) compute the Fund's yields, total return, expense ratios and portfolio turnover rate;

              (j) maintain such books and records of the Fund as may be required under the Investment Company Act of 1940 to fulfill its duties hereunder;

              (k) prepare the Fund's federal, state and local income tax returns;

              (l) prepare the financial information for the Fund's proxy statements and semi-annual and annual reports to shareholders;

              (m) prepare the Fund's Form N-SAR reports in conjunction with the Fund's appointed legal counsel;

              (n) refer to the Fund's officers or transfer agent shareholder inquiries relating to the Fund (with the exception of requests for literature and price quotations which shall be responded to by the Administrator);

              (o) calculate various contractual expenses (e.g. advisory and custody fees);

              (p) monitor expense accruals and notify Fund management of any proposed adjustments;

              (q) review and approve all invoices for the Fund's account and submit to a Fund officer for authorization of payment;

              (r) provide office space to the Fund, including facilities for an independent or Securities and Exchange Commission audit as may be required;

              (s) monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; and

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              (t) monitor compliance with the Fund's policies and limitations as set forth in the Prospectus, Articles of Incorporation and Bylaws of the Fund.

          The Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          2.  Compensation of the Administrator.
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              (a) Administrative Fee.  For the services rendered and expenses
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assumed by the-Administrator, the Fund shall pay to the Administrator, within ten days after receipt of an invoice from the Administrator at the beginning of each month, a monthly fee that is the greater of: (i) 1/12 of 0.10% of the first $75 million of the Fund's average weekly net assets; 1/12 of 0.05% of the excess over $75 million, but less than $125 million; and 1/12 of 0.03% of the excess over $125 million; or (ii) $6,900.

              (b) Expenses.  The Fund shall reimburse the Administrator for any
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out-of-pocket expenses advanced by the Administrator in connection with, but not limited to, the printing or filing of documents for the Fund, travel at the request of the Fund, telephone, facsimile, stationery, postage, telex and courier charges, incurred in connection with the performance of its duties hereunder. The Administrator shall provide the Fund with reports of and receipts for such expenses and the Fund shall reimburse the Administrator therefor within ten days after receipt thereof.

          3.  Responsibility and Indemnification.
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              (a) The Administrator shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without negli gence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided that such action is not in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

              (b) The Fund shall indemnify and hold harmless the Administrator from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by the

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Administrator as a result of any claim, demand, action or suit arising out of the inaccuracy of information furnished in writing to the Administrator by the Fund, provided that this indemnification shall not apply to actions or omissions of the Administrator in case of its own negligence, bad faith or willful misconduct or that of its employees or agents. In order that indemnification under this Section 3(b) shall be available in any case in which the Fund may be asked to indemnify or hold harmless the Administrator, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation presenting or appearing likely to present the probability of such a claim for indemnification. The Fund shall have the option to defend the Administrator against any claim that may be the subject of this indemnification, and if the Fund so elects, it will so notify the Administrator, and thereupon the Fund shall take over complete defense of the claim, and the Administrator shall incur no further legal or other expenses for which it shall seek indemnification. The Administrator shall in no case confess any claim or make any compromise in which the Fund will be asked to indemnify the Administrator except with the Fund's prior written consent.

              (c) The Administrator shall indemnify and hold harmless the Fund from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by the Fund as a result of any claim, demand, action or suit arising out of the Administrator's failure to comply with the terms of this Agreement or applicable federal or state laws or regulations, or which arise out of the Administrator's negligence, bad faith or willful misconduct, or reckless disregard of its duties, provided that this indemnification shall not apply to actions or omissions of the Fund in case of its own negligence, bad faith or willful misconduct or that of its employees or agents. In order that indemnification under this Section 3(c) shall be available in any case in which the Administrator may be asked to indemnify or hold harmless the Fund, the Fund shall fully and promptly advise the Administrator of all pertinent facts concerning the situation presenting or appearing likely to present the probability of such a claim for indemnification against the Administrator. The Administrator shall have the option to defend the Fund against any claim that may be the subject of this indemnification, and if the Administrator so elects it will so notify the Fund, and thereupon the Administrator shall take over complete defense of the claim, and the Fund shall incur no further legal or other expenses for which it shall seek indemnification. The Fund shall, in no case, confess any claim or make any compromise in any case in which the Administrator will be asked to indemnify the Fund except with the Administrator's prior written consent.

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          4.  Reports.
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              (a) The Fund shall provide to the Administrator on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to the Administrator during the preceding quarter was true, complete and correct. The Administrator shall not be responsible for the accuracy of any information furnished to it by the Fund, and the Fund shall hold the Administrator harmless in regard to any liability incurred by reason of the inaccuracy of such information.

              (b) The Administrator shall provide to the Board of Directors of the Fund on a quarterly basis a report, in such form as the Administrator and the Fund shall from time to time agree, representing that, to its knowledge, the Fund was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Fund was not so in compliance. Whenever, in the course of performing its duties under this Agreement, the Administrator determines, on the basis of information supplied to the Administrator by the Fund, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Administrator shall promptly notify the Fund and its counsel of such violation.

          5.  Activities of the Administrator.  The Administrator shall be free
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to render similar services to others so long as its services hereunder are not impaired thereby.

          6.  Duration and Termination of this Agreement.  This Agreement shall
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become effective as of the date hereof and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund on not less than 90 days' prior written notice to the Administrator, or by the Administrator on not less than 90 days' prior written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

          7.  Amendments of this Agreement.  This Agreement may be amended by
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the parties hereto only if such amendment is in writing.

          8.  Governing Law.  The provisions of this Agreement shall be construe
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and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act of 1940. To the extent that the applicable law of the State of New York, or any of the

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provisions herein, conflict with the applicable provisions of the Investment
Company Act of 1940, the latter shall control.

          9.  Notices.  All notices and other communications hereunder shall be
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in writing, shall be deemed to have been given when received or when sent by telex, and shall be given to the following addresses (or such other addresses as to which notice is given):

                                 To the Fund:

                                 Donald T. Brockell, Treasurer
                                 Blue Chip Value Fund, Inc.
                                 633 Seventeenth Street
                                 Denver, Colorado 80202

                                 To the Administrator:

                                 Michael Miola, President
                                 American Data Services, Inc.
                                 755 New York Avenue
                                 Huntington, New York 11743

          10. Miscellaneous.  This Agreement embodies the entire agreement and
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understanding between the Fund and the Administrator, and supersedes all prior agreements and understandings relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                 BLUE CHIP VALUE FUND, INC.



                                 By:/s/ Kenneth V. Penland
                                    ----------------------------
                                    Kenneth V. Penland, Chairman



                                 AMERICAN DATA SERVICES, INC.



                                 By: Michael Miola
                                    ------------------------
                                    Michael Miola, President

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